Exhibit 10.1

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (the “Agreement”) made and entered into as of this 29th day of February, 2012, by and among Carpenter Technology Corporation, a Delaware corporation (the “Company”); HHEP-Latrobe, L.P., a Delaware limited partnership (“Hicks”), Watermill-Toolrock Partners, L.P., a Delaware limited partnership, and Watermill-Toolrock Partners II, L.P., a Delaware limited partnership and Watermill-Toolrock Enterprises, LLC, a Delaware limited liability company (collectively, “Watermill,” and together with Hicks, the “Investors”).

RECITALS

WHEREAS, on June 20, 2011, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Hawke Acquisition Sub, a Delaware corporation and wholly owned subsidiary of the Company (“Acquisition Sub”), Latrobe Specialty Metals, Inc., a Delaware corporation (“Latrobe”) and the stockholder representatives, pursuant to which Latrobe will be merged with and into Acquisition Sub (the “Merger”), with Latrobe as the surviving corporation in the Merger pursuant to which, among other things, the Investors shall be entitled to receive Shares in connection with the transactions contemplated thereby;

WHEREAS, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are a condition of, and a material inducement to, the Company’s and Latrobe’s willingness to enter into the Merger Agreement and undertake to consummate the transactions contemplated therein; and

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Shares to be Beneficially Owned by the Investors and any Affiliate Transferees pursuant to Section 3.1 (each such Person is referred to herein as a member of the “Investor Group”), following the Closing, including certain restrictions on the transfer and resale of the Shares and on certain other actions of the Investor Group, and to provide for, among other things, certain corporate governance rights.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

In addition to the other terms defined in this Agreement, the following terms shall have the following meanings, applicable to both the singular and plural forms thereof:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act. The terms “beneficially own,” “Beneficial Owner” and “beneficially owned” shall have a correlative meaning.

“Board” means the board of directors of the Company.

“Business Day” means any day on which the New York Stock Exchange is open for trading.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” means the date of the consummation of the Merger.

“Common Stock” means the shares of the Company’s common stock, par value $5.00 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

“Person” means an individual, a partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

“SEC” means the United States Securities and Exchange Commission, or such other federal agency at the time having the principal responsibility for administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

“Shares” means (i) shares of Common Stock or (ii) any securities issued by the Company in respect of or in substitution for Common Stock in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization, in each case, acquired by any member of the Investor Group.

“Standstill Termination Date” means the date that is the fifth anniversary of the Closing Date.

“Transfer” shall mean to voluntary or involuntary, directly or indirectly (including through the transfer of interests in controlled Affiliates or otherwise), offer, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Shares, or enter into an agreement to do any of the foregoing.

“Voting Agreement Termination Date” means the date that is the first day after the 2014 annual meeting of stockholders of the Company, provided that if the Hicks Designee or the Watermill Designee resigns from the Board prior to that date, then the Voting Agreement Termination Date shall mean with respect to Hicks and its Affiliates or Watermill and its Affiliates, as applicable, the earlier to occur of (i) the first day after the 2013 annual meeting of stockholders of the Company or (ii) January 1, 2014, if the 2013 annual meeting of stockholders of the Company has not been held on or prior to December 31, 2013.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Investors. Each Investor, severally and not jointly, represents and warrants to the Company the following:

2.1.1. Such Investor has the requisite power and authority to enter into, execute, and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Investor;

2.1.2. This Agreement has been duly and validly executed and delivered by such Investor and is, assuming due execution and delivery hereof by the Company and that the Company has full legal power and right to enter into this Agreement, a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy; and

2.1.3. The Investor understands and acknowledges that, until such time as the same is no longer required under any applicable requirements of the Securities Act and the rules and regulations thereunder or applicable state securities laws, the Company and its transfer agent shall make such notation in the stock book and transfer records of the Company or, in the case of certificated Shares, imprint legends as may be necessary to record that the transfer of the Shares must be registered under the Securities Act (subject to any applicable exemptions).

2.2. Representations and Warranties of the Company. The Company represents and warrants to each of the Investors the following:

2.2.1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into, execute, and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company; and

2.2.2. This Agreement has been duly and validly executed and delivered by the Company and is, assuming due execution and delivery hereof by each of the Investors and that each of the Investors has full legal power and right to enter into this Agreement, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy.

ARTICLE III

TRANSFER PROVISIONS

3.1. Restrictions.

3.1.1. During the period beginning at the Closing and ending on the date that is six months after the Closing Date, no member of the Investor Group shall, directly or indirectly, Transfer all or any portion of the Shares held by a member of the Investor Group, other than by means of: a Transfer to an Affiliate of the Investor (an “Affiliate Transferee”) that agrees in writing with the Investor (i) that such Affiliate Transferee shall be bound by the provisions and entitled to the rights of this Agreement as if it were such Investor and (ii) to promptly Transfer such Shares back to the Investor if such Affiliate ceases to be an Affiliate of such Investor; or a Transfer otherwise approved by the Board.

3.1.2. Other than Transfers of Shares to an Affiliate Transferee, any Transfer of Shares shall be (i) pursuant to an effective registration statement under the Securities Act; (ii) pursuant to Rule 144 of the Securities Act; or (iii) upon receipt by the Company of an opinion of counsel, delivered by such Stockholder and reasonably satisfactory to the Company, that such Transfer is exempt from registration under the Securities Act.

3.1.3. For the avoidance of doubt, Sankaty shall not be deemed to be Affiliates of the Company for purposes of Section 144 of the Securities Act as a result of the Shares issued in the Merger.

3.2. Purported Transfers Void. Any Transfer or purported Transfer made in violation of this Agreement shall be null and void, and the Company shall not be required to record any such Transfer or purported Transfer in its books and records or to recognize the purported transferee of such Shares as a stockholder. The Investor Group consents to the Company making a notation on its books and records and giving instructions to any transfer agent of the Shares in order to implement the restrictions on Transfer established in this Agreement.

3.3. Stock Legends.

3.3.1. Each certificate or book-entry confirmations representing Shares shall be subject to stop transfer instructions and shall be stamped or otherwise imprinted with legends substantially in the following form (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR CONFIRMATION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF (“TRANSFERRED”) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDER AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR. THE STOCKHOLDER AGREEMENT CONTAINS RESTRICTIONS ON THE SALE OR TRANSFER OF SUCH SECURITIES. THE HOLDER OF THESE SHARES, BY ACCEPTANCE OF THIS CERTIFICATE OR CONFIRMATION, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.”

3.3.2. The Company shall remove such portion of the foregoing legend as is appropriate from certificates or book-entry confirmations at the expense of the Company with certificates or book-entry confirmations not bearing the legend required by Section 3.1 in the circumstances as promptly as practicable upon request to enable Transfers permitted by Section 3.1.

ARTICLE IV

BOARD REPRESENTATION

4.1. Initial Appointment of Investor Designees.

4.1.1. Upon the Closing, the Company shall increase the size of the Board by two directors so that, upon such increase: (i) the Board shall consist of twelve directors and (ii) the Board shall appoint as directors to fill the two vacancies (x) a director designated by Hicks (initially such director shall be Thomas O. Hicks (the “Hicks Designee”) and (y) a director designated by Watermill (initially such director shall be Steven E. Karol (the “Watermill Designee”) (the Hicks Designee and the Watermill Designee shall each be known as an “Investor Designee”) to serve as directors in the class of directors whose terms expire (i) in the case of a Closing which occurs prior to the mailing of the proxy statement for the Company’s 2011 annual meeting of the Company’s stockholders (a “Pre-Annual Meeting Closing”), at the 2011 annual meeting of the Company’s stockholders or (ii) in the case of a Closing which occurs following the mailing of the proxy statement for the Company’s 2011 annual meeting of the Company’s stockholders, at the 2014 annual meeting of the Company’s stockholders.

4.1.2. In the case of a Pre-Annual Meeting Closing, the Company agrees that the Company and the Board will cause the slate of nominees standing for election, and recommended by the Board, at the 2011 annual meeting of the Company’s stockholders to include the Investor Designees and specifically to:

(i) nominate both of the Investor Designees for election at the 2011 annual meeting as directors of the Company to hold office until the Company’s 2014 annual meeting of stockholders or until their successors are duly elected and qualified;

(ii) recommend both of the Investor Designees for election as directors of the Company at the 2011 annual meeting, and cause the Company to use its reasonable efforts to solicit proxies in favor of the election of both of the Investor Designees;

(iii) cause all proxies received by the Company to be voted in the manner specified by such proxies, or if not specified, in favor of the slate of directors that includes the Investor Designees at such meeting of stockholders, and as determined by those designated as the Company’s proxies with respect to other matters; and

(iv) provide the Investor Designees with copies of any proxy material or other solicitation materials to be delivered to stockholders in connection with the 2011 annual meeting at least two business days, in the case of proxy statements, and at least one business day, in the case of other solicitation materials, in advance of filing such materials with the SEC or disseminating the same in order to permit the Investor Designees a reasonable opportunity to review and comment on such materials. The Company’s 2011 proxy statement shall contain the same type of information concerning the Investor Designees as provided for the incumbent director nominees.

4.1.3. Hicks has determined and represents and warrants to the Company as of the date hereof that Thomas O. Hicks qualifies as an Independent Director and Watermill has determined and warrants to the Company as of the date hereof that Steven E. Karol qualifies as an Independent Director. As used herein, “Independent Director” means any director who is or would be an “independent director” with respect to the Company pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual, Section 10A of the Exchange Act (or any successor provisions), and the categorical standards utilized by the Board when determining director independence, in each case as amended from time to time. Each of Thomas O. Hicks and Steven E. Karol are reasonably acceptable to the Corporate Governance Committee of the Board as of the date hereof to serve as Independent Directors.

4.1.4. Investor Designees shall comply with the provisions of the corporate governance documents of the Board; the policies and procedures applicable to all non-management directors of the Board from time to time in effect; and the rules and regulations of the SEC and the exchange on which the Common Stock is then listed. In the event an Investor Designee does not so comply at any time when an Investor Designee is a member of the Board, then such Investor Designee shall take such action as is necessary to promptly comply therewith (if such failure to comply is curable) or promptly tender to the Board his or her resignation from the Board. Nothing in this Section 4.1.4 shall affect the rights of Hicks and Watermill under Section 4.2 hereof. Any Person shall sign an Investor Designee Agreement in substantially the form attached hereto as Exhibit A prior to, and as a condition of, becoming an Investor Designee.

4.1.5. For the avoidance of doubt, in the event that the Board determines to increase or decrease the size of the Board during any period in which the Investors have the right to nominate directors pursuant to Article IV, Hicks’ right to designate Hicks Designee for nomination by the Board and Watermill’s right to designate the Watermill Designee for nomination by the Board shall not be adjusted.

4.2. Right to Replace Investor Designees. Each of Hicks and Watermill shall have the right to designate a replacement Hicks Designee or Watermill Designee, as applicable, who must be an Independent Director and reasonably acceptable to the Corporate Governance Committee of the Board, for each Investor Designee designated in accordance with this Article IV upon death, resignation, retirement, disqualification, removal from office or other cause. The Board shall appoint or nominate, as the case may be, each Investor Designee so designated pursuant to this Section 4.2.

4.3. Director Compensation; D&O Insurance and Indemnification Agreements. From and after the Closing, the Company (i) agrees that any Investor Designees serving on the Board shall be entitled to the same rights, privileges and compensation as provided to all other non-employee members of the Board in their capacity as such, including with respect to insurance coverage, director indemnification agreements and reimbursement for Board participation and related expenses and (ii) shall purchase and maintain, at its own expense, directors and officers liability insurance coverage, on behalf of and covering the individuals who at any time on or after the Closing are or become directors of the Company, against expenses, liabilities or losses asserted against or incurred by such individual in such capacity or arising out of such individual’s status as such, subject to customary exclusions.

ARTICLE V

STANDSTILL AGREEMENT

5.1. Standstill Agreement. Except as expressly provided in this Agreement or as otherwise requested or consented to by the Company or required by applicable law, each Investor covenants and agrees that, from and after the date hereof until the Standstill Termination Date, no Investor nor any Affiliate of an Investor shall, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are used in Section 13(d)(3) of the Exchange Act), directly or indirectly:

5.1.1. acquire, offer or propose to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the Beneficial Ownership of any additional equity securities of the Company (or any warrants, options, or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any equity securities of the Company) other than any Shares acquired by such Investor pursuant to any provision of the Merger Agreement, except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction or grant or issuance approved by the Board;

5.1.2. sell, dispose or otherwise Transfer any Shares that such Investor or its Affiliates Beneficially Owns to any Person who, after such sale, would to such selling Investor’s knowledge, after reasonable inquiry, Beneficially Own 5% or more of the outstanding voting securities of the Company following such transaction, unless the applicable transaction has been approved or recommended by the Board (excluding for purposes of the foregoing any sale effected in an ordinary market transaction or in an underwritten public offering);

5.1.3. make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or seek to advise or influence any Person with respect to the voting of any securities of the Company or become a “participant” (as such term is defined in Schedule 14A under the Exchange Act) in any solicitation of proxies that is not approved by the Board;

5.1.4. form, join, encourage or in any way participate in the formation of, any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act (other than the Investor Group) with respect to any Shares;

5.1.5. seek to have called any meeting of the stockholders of the Company;

5.1.6. initiate, propose or otherwise solicit stockholders of the Company for the approval of any stockholder proposal with respect to the Company as described in Rule 14a-8 under the Exchange Act or otherwise or induce or attempt to induce any other person to initiate any stockholder proposal;

5.1.7. offer, propose or make any public announcement or proposal whatsoever with respect to, any form of business combination transaction involving the Company or its subsidiaries or any of its material assets (other than the transactions contemplated by the Merger Agreement), including a merger, exchange offer, or sale or liquidation of the Company’s assets, or any restructuring, recapitalization or similar transaction with respect to the Company;

5.1.8. seek publicly to have the Company waive, amend or modify any of the provisions contained in this Article V;

5.1.9. publicly disclose or announce any intention, plan or arrangement to do any of the foregoing; or

5.1.10. advise, assist, instigate or knowingly encourage any third party to do any of the foregoing;

provided, however, that this Article V shall not prohibit or restrict (i) any action taken by the Investor Designees as members of the Board in such capacity, or (ii) the exercise by the Investors and the Investor Group of their voting rights with regard to Shares to the extent contemplated by Article VI.

ARTICLE VI

VOTING AGREEMENT

6.1. Voting Agreement. Each member of the Investor Group hereby agrees that, from the Closing Date through the Voting Agreement Termination Date, at any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, each member of the Investor Group shall, in each case to the fullest extent that the Shares that are Beneficially Owned by a member of the Investor Group are entitled to vote thereon, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, appear at each such meeting or otherwise cause the Shares that are Beneficially Owned by a member of the Investor Group as of the applicable record date to be counted as present thereat for purposes of calculating a quorum; and

6.1.1. vote (or cause to be voted), in person or by proxy, all of such Shares as of the applicable record date in favor of any slate of nominees standing for election to the Board that is recommended by the Corporate Governance Committee or the Board and submitted to the vote of the stockholders of the Company; and

6.1.2. with respect to any other matters submitted to a vote of the stockholders of the Company will not vote (or cause to be voted), in person or by proxy, any such Shares in the manner contrary to the recommendation of the Board.

6.2. Voting Covenants. Each member of the Investor Group hereby covenants and agrees that, except for this Agreement, it shall not (i) enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or similar arrangement with respect to any Shares, (ii) grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any Shares that are Beneficially Owned by a member of the Investor Group (other than to the Company or other Persons designated by the Company) or (iii) deposit any Shares Beneficially Owned by an Investor or its Affiliates into a voting trust or subject any of such Shares to any similar arrangement.

ARTICLE VII

MISCELLANEOUS

7.1. Effectiveness of this Agreement. This Agreement shall become effective only upon the Closing of the Merger and shall have no force or effect until such time or in the event the Closing does not occur.

7.2. Notices. Except as otherwise provided below, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties hereto desires to provide to or serve upon the other party any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person, mailed by registered or certified mail (return receipt requested) or sent by overnight courier service or via facsimile transmission (which is confirmed), as follows:

if to the Investors, to the name and address set forth under the name of such Investor;

If to Hicks:	HHEP-Latrobe, L.P. c/o Hicks Holdings LLC 100 Crescent Court, Suite 1200 Dallas, Texas 75201 Attention: Eric Neuman Facsimile: (214) 615-2254

With a copy to:	Jones Day
2727 N. Harwood Street
Dallas, Texas 75201
Attention: R. Scott Cohen, Esq.
Facsimile: (214) 969-5100

If to Watermill:	Watermill-Toolrock Partners, L.P. c/o Watermill Ventures One Cranberry Hill 750 Marrett Road, Suite 401 Lexington, Massachusetts 02421 Attention: Benjamin P. Procter Facsimile: (781) 891-9712

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
Attention: Daniel H. Follansbee, Esq.
Facsimile: (617) 542-2241

and

If to the Company:	Carpenter Technology Corporation
P.O. Box 14662
Reading, PA 19612-4662
Attention: James Dee, General Counsel and Secretary

With a copy to:	Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attention: Barry M. Abelson Fax: (215) 981-4750

The furnishing of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly furnished or served on the party to which it is addressed, in the case of delivery in person or by facsimile, on the date when sent, in the case of overnight mail, on the day after it is sent and in all other cases, five Business Days after it is sent. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

7.3. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto.

7.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7.6. Entire Agreement. This Agreement (together with the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersedes all prior agreements, representations and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

7.7. Assignment. Other than Transfers to Affiliate Transferees pursuant to Section 3.1.1., neither this Agreement nor any rights or obligations under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other party.

7.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns (including any Affiliate Transferee), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.9. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each such party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

7.10. Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

7.10.1. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to contracts to be made, executed, delivered and performed wholly within such state and, in any case, without regard to the conflicts of law principles of such state.

7.10.2. Each of the parties irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

7.10.3. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

7.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties to this Agreement and the third-party beneficiaries of this Agreement may not have an adequate remedy at law. It is accordingly agreed that the parties to this Agreement (on behalf of themselves and the third-party beneficiaries of this Agreement) shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce the terms of this Agreement; and that the parties to this Agreement shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.

7.13. Amendment. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company (to the extent approved by a majority of directors) and, in the case of any amendment or waiver which could reasonably be expected to adversely affect Hicks, upon the written consent of Hicks and, in the case of any amendment or waiver which could reasonably be expected to adversely affect Watermill, upon the written consent of Watermill.

7.14. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default of the other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by applicable law or otherwise afforded to any party, shall be cumulative and not alternative.

7.15. Termination. This Agreement shall terminate (i) prior to the Closing, on the date that the Merger Agreement is terminated in accordance with its terms, if the Merger Agreement is terminated, or (ii) after the Closing, on the date that no member of the Investor Group Beneficially Owns any Shares; provided, however, that in the event of termination pursuant to clause (ii) of this Section 7.15, (x) Article III, Article IV, Article V and Article VI shall survive such termination and shall terminate in accordance with the terms of such Article and (y) Article VII which shall survive such termination.

[Signature Page Follows]

This Stockholders Agreement has been executed and delivered as of the date first above written.

Carpenter Technology Corporation

By:	/s/ K. Douglas Ralph
	Name:	K. Douglas Ralph
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Stockholders Agreement]

HHEP-Latrobe, L.P.

By:	Hicks-Latrobe GP, L.P., its General Partner
By: Hicks-Latrobe GP, L.L.C., its General Partner

By:	/s/ Lori K. McCutcheon
	Name:	Lori K. McCutcheon
	Title:	Vice President

[Signature Page to Stockholders Agreement]

Watermill-Toolrock Partners, L.P.
By:	Watermill-Toolrock Enterprises, LLC, its General Partner

By:	/s/ Benjamin Procter
	Name:	Benjamin Procter
	Title:	Authorized Member

[Signature Page to Stockholders Agreement]

Watermill-Toolrock Partners II, L.P.
By:	Watermill-Toolrock Enterprises, LLC, its General Partner

By:	/s/ Benjamin Procter
	Name:	Benjamin Procter
	Title:	Authorized Member

[Signature Page to Stockholders Agreement]

Watermill-Toolrock Enterprises, LLC

By:	/s/ Benjamin Procter
	Name:	Benjamin Procter
	Title:	Authorized Member

[Signature Page to Stockholders Agreement]

Exhibit A

INVESTOR DESIGNEE AGREEMENT

Reference is made to that certain Stockholders Agreement, (the “Stockholders Agreement”) made and entered into as of this      day of February, 2012, by and among Carpenter Technology Corporation, a Delaware corporation (the “Company”); HHEP-Latrobe, L.P., a Delaware limited partnership (“Hicks”), Watermill-Toolrock Partners, L.P., a Delaware limited partnership, and Watermill-Toolrock Partners II, L.P., a Delaware limited partnership and Watermill-Toolrock Enterprises, LLC, a Delaware limited liability company (collectively, “Watermill”, and together with Hicks, the “Investors”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders Agreement.

Section 4.1.4 of the Stockholders Agreement provides as follows:

“4.1.4. Investor Designees shall comply with the provisions of the corporate governance documents of the Board; the policies and procedures applicable to all non-management directors of the Board from time to time in effect; and the rules and regulations of the SEC and the exchange on which the Common Stock is then listed. In the event an Investor Designee does not so comply at any time when an Investor Designee is a member of the Board, then such Investor Designee shall take such action as is necessary to promptly comply therewith (if such failure to comply is curable) or promptly tender to the Board his or her resignation from the Board. Nothing in this Section 4.1.4 shall affect the rights of Hicks and Watermill under Section 4.2 hereof. Any Person shall sign an Investor Designee Agreement in substantially the form attached hereto as Exhibit A prior to, and as a condition of, becoming an Investor Designee.”

The undersigned hereby acknowledges, agrees and confirms that, by his execution of this Investor Designee Agreement and as a condition to becoming an Investor Designee, the undersigned has received and reviewed the Stockholders Agreement, shall be deemed to be an Investor Designee and shall be subject to and required to comply with the terms and provisions of Section 4.1.4 of the Stockholders Agreement. In connection therewith, the undersigned agrees to submit a resignation to the Chairperson of the Board of Directors of the Company if required pursuant to the terms of Section 4.1.4 of the Stockholders Agreement.

The undersigned agrees that irreparable damage would occur in the event that the undersigned does not comply with the obligations herein and the Company may not have an adequate remedy at law. It is accordingly agreed that the Company shall be entitled to injunctive or other equitable relief to enforce the terms of this Investor Designee Agreement. This Investor Designee Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

The undersigned has executed this Investor Designee Agreement as of the date written below.

Date:

Name:

[Signature Page to Investor Designee Agreement]